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                                                                 Exhibit (a)(12)


                          MEMORANDUM OF UNDERSTANDING


         The parties to the actions entitled Furtherfield Partners, L.P. v. Kennametal, Inc., et al., Case No. GD 00-12565, Forrest J. Wagner v. Richard C. Alberding, et al., Case No. GD 00-012800, and Jeffrey L. Vanderscoff v. Richard
C. Alberding, et al., Case No. GD 00-012809, pending in the Court of Common Pleas of Allegheny County, Pennsylvania (the "Actions"), by their respective attorneys, have reached an agreement in principle providing for the settlement of the Actions on the terms and subject to the conditions set forth below:

         1. As a result of the negotiations between the undersigned attorneys for the Parties, the following measures shall be taken in connection with the proposed tender offer and merger (the "Tender Offer and Merger") provided for in the Merger Agreement Among JLK Direct Distribution Inc. ("JLK" or the "Company"), Kennametal Inc. ("Kennametal"), and Pegasus Acquisition Corporation dated September 8, 2000 (the "Merger Agreement"):

                  a. JLK shall file with the Securities and Exchange Commission (the "SEC") a supplement (the "Supplement") to the Offer to Purchase filed by them on Schedule TO on October 3, 2000 with the SEC in connection with the Tender Offer and Merger which describes the following in a manner reasonably acceptable to counsel for all Parties:

                           (i) additional facts relating to the restricted shares issued to defendant Jeffery H. Boetticher and whether the restrictions on those shares will lapse as a result of the Tender Offer and Merger;

                           (ii) additional facts relating to the product supply agreement referred to in the Background of the Transaction;

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                           (iii)    additional facts relating to the Background
                                    of the Transaction, including facts relating to the absence of negotiations with other interested parties.

         2. Defendants acknowledge that the pendency of the Actions and the efforts of plaintiffs' counsel were factors in the circumstances that resulted in the increase in the offer price from $6.70 to $8.75 per share.

         3. Subject to the reasonable and appropriate confirmatory discovery that plaintiffs' counsel have undertaken, the Parties will attempt in good faith to agree upon and execute a Stipulation of Settlement and such other documentation as may be required in order to obtain the approval of the Allegheny County Court of Common Pleas of the settlement and the dismissal of the Actions upon the terms set forth in this Memorandum of Understanding. The Stipulation of Settlement will expressly provide, inter alia, that Defendants have denied, and continue to deny, that they have committed or have threatened to commit any violations of law and that they are entering into the Stipulation because the proposed settlement would eliminate the burden, risk and expense of further litigation. The Stipulation will also acknowledge that (1) plaintiffs' actions were a factor in the circumstances that resulted in the increase in the offer price from $6.70 to $8.75 per share and (2) plaintiffs' actions have caused the supplemental disclosures described herein.

         4. The Parties will present the Settlement to the Allegheny County Court of Common Pleas for final approval following appropriate notice to the class members on whose behalf the Actions were instituted (the "Class"), and will use their best efforts to obtain final court approval of the Settlement, and the dismissal with prejudice of the Actions, as against the named plaintiffs and the Class. Defendants shall assume the administrative responsibility of providing notice, and shall

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pay all costs and expenses incurred in providing such notice to the members of the Class.

         5. Class members shall not have any right to be excluded from the Class.

         6.       The Stipulation of Settlement will also provide as follows:

                  a. for the complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Actions or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against the Parties or any or all of their respective past, present or future officers, directors, stockholders, representatives, families, parent entities, associates, affiliates, subsidiaries, employees, financial or investment advisors, consultants, accountants, attorneys, investment bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors, and assigns (collectively, the "Released Persons") which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to the complaints filed in the Actions, to the Tender Offer


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and Merger, to the Merger Agreement, or to any offering or proxy material, public filings or statements (including, but not limited to, public statements) by any of the defendants in the Actions or any other Released Persons in connection with the Tender Offer and Merger or the Merger Agreement, including, but not limited to, the activities of the independent committee and any actions or inactions taken or not taken by any party leading to or in contemplation of the Tender Offer and Merger (collectively, the "Settled Claims"); and

                  b. subject to the Order of the Court, pending final determination of whether the Settlement provided for in the Stipulation of Settlement should be approved, that plaintiff and all members of the Class, or any of them, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively, or in any other capacity, against any Released Persons which have been or could have been asserted, or which arise out of or relate in any way to any of the transactions or events described in the complaints in the Actions, to the Tender Offer and Merger, or to the Merger Agreement.

         7. The consummation of the Settlement is subject to the drafting and execution of an appropriate Stipulation of Settlement and such other documentation as may be required to obtain final court approval of the settlement and the dismissal of the Actions with prejudice as to all claims asserted therein as against the named Defendants and their affiliates without costs to any party (except as provided for in paragraph 9 below).

         8. The Settlement contemplated by this Memorandum of Understanding is binding upon all Parties, but it is understood that it is subject to (a) court approval (and specifically, court approval of a non-opt out national class); (b) the good faith documentation and execution of an appropriate

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Stipulation of Settlement; and (c) the closing of the Merger. This Memorandum of
Understanding shall be null and void and of no force and effect should any of these conditions not be met and, in that event, this Memorandum of Understanding shall not be admissible in any proceeding or be deemed to prejudice any of the positions of the parties with respect to any action.

         9. Subject to the terms and conditions of this Memorandum of Understanding and the Stipulation of Settlement contemplated hereby, JLK and/or its successors in interest have agreed to pay Plaintiffs' Counsel fees and reasonable out-of-pocket expenses in an aggregate amount of up to $340,000.00. JLK and its successors in interest agree to pay after the order of court approving the settlement (including an order awarding fees and expenses) becomes final and non-appealable. Plaintiffs' counsel agree that any such award of fees and expenses shall represent payment for legal services rendered in the Actions, and that they will not seek the award of any additional fees or expenses.

         10. Pending negotiation, execution and Court approval of the Settlement, the plaintiffs in the Actions agree to stay any and all discovery and to stay any and all other proceedings other than those incident to the Settlement itself. The Parties also agree to use their best efforts to prevent, stay or seek dismissal of or oppose entry of any interim or final relief in favor of any member of the Class in any other litigation, against any of the Parties to the Memorandum which challenges the Settlement or otherwise involves a Settled Claim.

         11. This Memorandum of Understanding may be executed in any number of counterparts with the same effect as if all Parties hereto and executed the same document. All such counterparts shall be construed together and shall constitute one instrument.

         12. This Memorandum of Understanding constitutes the entire agreement among the




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Parties with respect to the subject matter hereof, and may not be amended nor any of its provisions waived except by a writing signed by all of the signatories hereto.

         13. This Memorandum of Understanding and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, without regard to conflict of laws principles.

         14. Plaintiffs and Plaintiffs' Counsel in the Actions represent and warrant that none of plaintiffs' claims or causes of action referred to in the Actions or in this Memorandum of Understanding, including any Settled Claims, have been assigned, encumbered or in any manner transferred in whole or in part.



Dated: November 3, 2000



                                           SCHIFFRIN & BARROWAY LLP

                                        By: /s/ Marc A. Topaz
                                           --------------------------------
                                           Marc A. Topaz, Esquire
                                           3 Bala Plaza East, Suite 400
                                           Bala Cynwyd, PA 19004


                                           HARNES KELLER LLP

                                        By: /s/ Greg Keller
                                           --------------------------------
                                           Greg Keller, Esquire
                                           International Plaza,
                                           750 Lexington Avenue
                                           New York, NY 10022


                                           CO-COUNSEL FOR PLAINTIFFS AND THE
                                           CLASS





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                                           BUCHANAN INGERSOLL
                                           PROFESSIONAL CORPORATION

                                        By:/s/ Stanley Yorsz
                                           --------------------------------
                                           Stanley Yorsz, Esquire
                                           (Pa I.D. No. 28979)
                                           One Oxford Centre
                                           301 Grant Street, 20th Floor
                                           Pittsburgh, PA 15219

                                           COUNSEL FOR DEFENDANTS






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